UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2019

EMERGENT BIOSOLUTIONS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33137	14-1902018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Professional Drive, Suite 400,

Gaithersburg, Maryland 20879

(Address of principal executive offices, including zip code)

(240) 631-3200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Daniel J. Abdun-Nabi

On January 2, 2019 (the “Retirement Agreement Date”), Emergent BioSolutions Inc. (the “Company” or “Emergent”) entered into a Retirement Agreement (the “Retirement Agreement”) with Daniel J. Abdun-Nabi, the Company’s chief executive officer, providing for Mr. Abdun-Nabi’s retirement and separation from employment with the Company.

Pursuant to the Retirement Agreement, effective as of March 31, 2019 (the “Retirement Date”), Mr. Abdun-Nabi is resigning as chief executive officer of the Company, as a member of the Company’s Board of Directors (the “Board”), and from any and all other positions as an officer, employee, and/or member of any Board committees of the Company or its affiliates, including as a member of the Strategic Operations Committee of the Board.  Between the Retirement Agreement Date and the Retirement Date (the “Transition Period”), Mr. Abdun-Nabi has agreed to continue to perform his regular duties as chief executive officer and to assist with the transition of his duties and responsibilities to his successor. During the Transition Period, he will continue to receive his regular base salary, participate in the Company’s benefit plans (pursuant to the terms and conditions of such plans) and be entitled to vacation time in accordance with Company policy; provided, however, that he will not participate in any Company bonus plan for the 2019 fiscal year or future fiscal years, except to the extent set forth in the following sentence. The Retirement Agreement provides that the Compensation Committee of the Board (the “Compensation Committee”) will consider a potential increase in Mr. Abdun-Nabi’s base salary effective January 1, 2019, as well as a potential pro rata 2019 bonus to Mr. Abdun-Nabi (which discretionary bonus, if any, would be in an amount of up to 25% of the bonus Mr. Abdun-Nabi would have received had his employment continued through 2019, and would be paid at the same time and in the same manner that active employees of the Company receive 2019 bonuses), in each case relating to his services during the Transition Period. Such potential base salary increase and/or 2019 bonus is not guaranteed, and will be determined and payable at the sole discretion of the Compensation Committee. Payment of a 2018 bonus to Mr. Abdun-Nabi will also be subject to Compensation Committee determination and discretion, with any such bonus to be payable to Mr. Abdun-Nabi in the first quarter of 2019.

The Retirement Agreement also provides for, among other things, a release of claims by Mr. Abdun-Nabi in favor of the Company and its affiliates and by the Company in favor of Mr. Abdun-Nabi, continuing confidentiality, non-solicitation and non-competition obligations applicable to Mr. Abdun-Nabi under his arrangements with the Company, mutual non-disparagement obligations, the continuation of Mr. Abdun-Nabi’s participation in the Company’s 401(k) plan and other employee benefit plans, and the continuation of Mr. Abdun-Nabi’s equity-related agreements and indemnification-related agreements in accordance with their terms.

Consulting Agreement with Mr. Abdun-Nabi

On January 2, 2019, the Company and Mr. Abdun-Nabi also entered into a Consulting Agreement under which, subject to, among other things, Mr. Abdun-Nabi’s compliance with his obligations under the Retirement Agreement, the Company has agreed to engage Mr. Abdun-Nabi as a consultant effective as of April 1, 2019 (the “Consulting Agreement Date”). As there will be no break in service between the Retirement Date and the commencement of Mr. Abdun-Nabi’s engagement as a consultant to the Company, during the term of the Consulting Agreement any outstanding and unvested equity awards granted by the Company to Mr. Abdun-Nabi will continue to vest and be exercisable in accordance with the applicable equity plans and award agreements.

Under the Consulting Agreement, Mr. Abdun-Nabi has agreed to provide strategic advice and guidance to the Company and the Strategic Operations Committee of the Board in connection with strategic plan development, mergers, acquisitions, and other strategic transactions, and regulatory matters; transition support for the Company’s chief executive officer; and other requested assistance in connection with consulting services for the Company’s business activities. The level of service provided is anticipated to be approximately 40 hours per month. In consideration of these services, Mr. Abdun-Nabi will receive a monthly cash fee equal to 25% of the sum of (i) Mr. Abdun-Nabi’s monthly base salary rate as in effect as of the Retirement Date and (ii) Mr. Abdun-Nabi’s target bonus rate as in effect as of the Retirement Date (pro-rated to reflect the monthly rate). However, if Mr. Abdun-Nabi’s services performed at the Company’s request exceed the anticipated 40 hours per month, the Board may, in its sole discretion, elect to provide Mr. Abdun-Nabi with additional fees or other compensation on such terms and with such conditions as the Board will determine; provided, however, that the parties will agree in advance to Mr. Abdun-Nabi’s performance of services significantly in excess of 40 hours in any month and compensation therefor.

Furthermore, effective as of the latest date that an additional release of claims to be executed by Mr. Abdun-Nabi on or about the Retirement Date could become effective (the “Initial Award Grant Date”), and provided that the Consulting Agreement has become effective and all other terms and conditions of the Retirement Agreement and the Consulting Agreement have been complied with, the Company has approved the grant to Mr. Abdun-Nabi of a restricted stock unit award with a total value at grant of $100,000, based on the closing price per share of the Company’s common stock on the Initial Award Grant Date, which award will vest in full on the first anniversary of the Consulting Agreement Date, subject to Mr. Abdun-Nabi’s continued service as a consultant to the Company and the terms and conditions of the award agreement. Effective as of the first anniversary of the Consulting Agreement Date (the “Second Award Grant Date”), the Company has approved the grant to Mr. Abdun-Nabi of a second restricted stock unit award with a total value at grant of $100,000, based on the closing price per share of the Company’s common stock on the Second Award Grant Date, which award will vest in full on the second anniversary of the Consulting Agreement Date, subject to Mr. Abdun-Nabi’s continued service as a consultant to the Company and the terms and conditions of the award agreement.

Mr. Abdun-Nabi will be subject to confidentiality obligations under the Consulting Agreement and to the ongoing non-solicitation and non-competition obligations set forth in the Retirement Agreement for the term of the Consulting Agreement and a period expiring on the later of (i) twelve months after the Retirement Date and (ii) six months after the termination of the Consulting Agreement.  Such obligations shall not, following the termination of the Consulting Agreement (provided that the Consulting Agreement terminates no earlier than twelve months following the Retirement Date), prohibit Mr. Abdun-Nabi’s service on a board of directors or similar governing body. The Consulting Agreement will terminate on April 1, 2021 unless terminated earlier by the Company for “cause,” as described in the Consulting Agreement, or by Mr. Abdun-Nabi or mutually by the Company and Mr. Abdun-Nabi for convenience on not less than 60 days’ prior written notice.

Appointment of Robert G. Kramer as Chief Executive Officer

On January 2, 2019, the Company promoted Robert G. Kramer, Sr., the Company’s current president and chief operating officer, to the role of president and chief executive officer effective as of April 1, 2019 (the “Commencement Date”) to succeed Mr. Abdun-Nabi.

Mr. Kramer, 61, has served as the company’s president and chief operating officer since March 2018. He previously served as executive vice president, administration, chief financial officer and treasurer from September 2012 until his promotion to president and chief operating officer in March 2018. Mr. Kramer first joined the Company in 1999 as its chief financial officer. From 1999 until his retirement in 2010, he held various executive positions with the last being president of Emergent Biodefense Operations Lansing. Mr. Kramer returned to the Company in 2011 as the interim head of the biosciences division, and then as interim executive vice president, corporate services division. Prior to joining the Company in 1999, Mr. Kramer held various financial management positions at Pharmacia Corporation, which subsequently merged with the Upjohn Company in 1995 and eventually became part of Pfizer Inc. Mr. Kramer holds an M.B.A. from Western Kentucky University and a B.S. in industrial management from Clemson University.

On January 2, 2019, the compensation committee of the Board approved the following compensation arrangements for Mr. Kramer, effective upon the Commencement Date:

•                  an increase of Mr. Kramer’s annual base salary to $700,000 upon his commencing service as chief executive officer; and

•                  an increase of Mr. Kramer’s target annual cash bonus percentage relating to his service as chief executive officer to 85% of his base salary.

Mr. Kramer’s 2018 bonus, potential increase in base salary effective January 1, 2019 related to his current role as president and chief operating officer and 2019 annual equity grant are expected to be determined by the compensation committee in the first quarter of 2019 as part of the Company’s regular compensation cycle.

The Company expects the Board to elect Mr. Kramer to fill the vacancy on the Board that will be created by Mr. Abdun-Nabi’s resignation.

The foregoing summaries of the Retirement Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Retirement Agreement and the Consulting Agreement, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K.

Item 7.01. Regulation FD Disclosure.

On January 4, 2019, the company issued a press release regarding Mr. Abdun-Nabi’s retirement and Mr. Kramer’s promotion, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Emergent BioSolutions Inc. on January 4, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGENT BIOSOLUTIONS INC.

Dated: January 4, 2019	By:	/s/ RICHARD S. LINDAHL
Name: Richard S. Lindahl
Title: Executive Vice President, Chief Financial Officer and Treasurer